Exhibit 5.1

650 Town Center Drive, 20th Floor
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www.lw.com
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August 4, 2011	Doha	Riyadh
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Milan

Magellan Midstream Partners, L.P.

Attention: Board of Directors of Magellan GP, LLC

One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We have acted as special counsel to Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 1,500,000 common units representing limited partnership interests of the Partnership (the “Units”), issuable pursuant to the Partnership’s Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated on July 21, 2011 (the “Plan”), and associated Unit purchase rights (the “Rights”) issuable pursuant to the Unit Purchase Rights Agreement dated as of December 4, 2008 between the Partnership and Computershare Trust Company, N.A., as amended (the “Rights Agreement”). The Units and associated Rights are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2011 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Units and the associated Rights.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Magellan GP, LLC, the general partner of the Partnership, and others as to factual matters without independently verifying such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the Revised Uniform Limited Partnership Act of the State of Delaware (the “DRULPA”), and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state.

August 4, 2011

Subject to the foregoing and the other matters set forth herein, it is our opinion as of the date hereof that when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the participants or when certificates representing the Units have been signed by a duly authorized officer of the transfer agent and registrar therefor, and have been issued by the Partnership against receipt of sufficient legal consideration therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Units and associated Rights will have been duly authorized by all necessary limited partnership action of the Partnership, and the Units and the associated Rights will be validly issued, fully paid and nonassessable.

This opinion assumes, with your consent, that the board of directors of the general partner of the Partnership (the “Board of Directors”) has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses partnership procedures in connection with the issuance of the Rights associated with the Units, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

LATHAM & WATKINS LLP